AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1999
                                                      REGISTRATION NO. 333-61523
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                        PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------
                             SAC TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)

          MINNESOTA                       3577                   41-1741861
(State or other jurisdiction   (Primary standard industrial   (I.R.S. Employer
     of incorporation)         classification code number)     Identification
                                                                   Number)

            4444 WEST 76TH STREET, SUITE 600, EDINA, MINNESOTA 55435
                                 (612) 835-7080
          (Address and Telephone Number of Principal Executive Offices)
                             -----------------------

                     BARRY M. WENDT, CHIEF EXECUTIVE OFFICER
SAC TECHNOLOGIES, INC., 4444 WEST 76TH STREET, SUITE 600, EDINA, MINNESOTA 55435
                TELEPHONE: (612) 835-7080 TELEFAX: (612) 835-6620
           (Name, Address, and Telephone Number of Agent for Service)
                             -----------------------

                                   Copies to:
                             VINCENT A. VIETTI, ESQ.
                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                         ELEVEN PENN CENTER, 14TH FLOOR
                               1835 MARKET STREET
                           PHILADELPHIA, PENNSYLVANIA
                                   19103-2895
                TELEPHONE: (215) 665-3860 TELEFAX: (702) 665-8760

                             -----------------------
            APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
            If any of the securities being registered on this Form are being offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following: |X|
            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
            If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

-----------------------------------------------------------------------------------------------------
                                              Proposed          Proposed
                                              maximum           maximum
Title of securities    Amount to be           offering price    aggregate            Amount of
to be registered       registered             per share(2)      offering price(2)    registration fee
-----------------------------------------------------------------------------------------------------

Common Stock           4,039,716 shares(1)    $1.376            $5,558,649.22        $1,546(3)
($.01 par value)
-----------------------------------------------------------------------------------------------------

(1) Consists of shares underlying warrants, stock options and convertible debentures which is subject to adjustment. Includes 3,501,214 shares issuable upon conversion of outstanding convertible debentures which is approximately 200% of the amount of shares currently issuable upon such conversion.
(2) Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices per share of Common Stock, as reported on the Nasdaq SmallCap Market, on April 29, 1999.
(3) Filing Fee in the amount of $2,360 paid upon initial filing of this registration statement on or about August 14, 1998.

                        --------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                     PART I
                       INFORMATION REQUIRED IN PROSPECTUS
                      SUBJECT TO COMPLETION MAY 3, 1999


                                   PROSPECTUS
                                2,289,109 SHARES
                             SAC TECHNOLOGIES, INC.
             COMMON STOCK, SUBJECT TO ADJUSTMENT AS DESCRIBED HEREIN

                            ------------------------

            This Prospectus relates to the resale of up to 2,289,109 shares, subject to adjustment as described under "Selling Security Holders" below, of Common Stock, $.01 par value per share (the "COMMON STOCK"), of SAC Technologies, Inc., a Minnesota corporation (the "COMPANY"), underlying certain warrants, stock options and convertible debentures issued to certain investors (the "SELLING SHAREHOLDERS") by the Company. See "Selling Shareholders."

            The securities covered by this Prospectus consist of (i) 83,278 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Tuschner & Company, Inc. as partial compensation for acting as the Company's agent in the Company's 1996 Private Placement; (ii) 87,224 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Tuschner & Company, Inc. as partial compensation for serving as the Company's underwriter in the Company's initial public offering; (iii) 200,000 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Tuschner & Company, Inc. in exchange for Tuschner & Company, Inc.'s agreement to waive its right of first refusal to sell the securities of the Company; (iv) 18,000 shares of the Company's Common Stock issuable upon exercise of a nonqualified stock option issued to Miros, Inc. in conjunction with the Company's strategic alliance agreement with Miros, Inc.; (v) 1,750,607 shares of the Company's Common Stock, subject to adjustment, issuable to the Shaar Fund upon conversion of a currently outstanding 5% Convertible Debenture of the Company (the "Convertible Debenture") or in payment of any interest on the Convertible Debenture that the Company may pay in shares of its stock; (vi) 100,000 shares of the Company's Common Stock issuable upon exercise of a warrant issued to the Shaar Fund in conjunction with the Convertible Debenture; (vii) 50,000 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Corporate Capital Management in conjunction with the Company's transaction with the Shaar Fund. The warrants listed in (i) and (ii) above were assigned to 19 individuals in March and July of 1998. Tuschner & Company, Inc. still holds residual warrants to purchase 89,575 shares of the Company's Common Stock.

            The securities covered by this Prospectus may be sold from time to time by the Selling Shareholders, and such resales may be effected in one or more transactions that may take place on the NASDAQ SmallCap Market and Boston Stock Exchange, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders.

            The Selling Shareholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

            The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. The Company would receive an aggregate of approximately $1,773,177 upon the exercise of all of the warrants and stock options by Selling Shareholders. See "Use of Proceeds" and "Selling Shareholders".


            The Company's Common Stock is currently traded on the Nasdaq SmallCap Market ("NASDAQ") under the symbol SACM and the Boston Stock Exchange under the symbol SAC. See "Risk Factors - Possible Delisting from Nasdaq SmallCap Market; Acceleration of Outstanding Indebtedness; Possible Applicability of Penny Stock Rules and Impact on Liquidity of Common Stock" on Page 11 for more information. On April 27, 1999 the last sale price of the Company's Common Stock as reported by NASDAQ was $1.375.

            THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                            ------------------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE
         ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN
      THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER
      INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
       COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
        HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
      THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE
      RESPECTIVE DATES AS TO WHICH THE INFORMATION HAS BEEN GIVEN HEREIN OR
         THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME
      SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
           OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY
         CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


                   The date of this Prospectus is May 3, 1999.

                                TABLE OF CONTENTS
                             PURSUANT TO ITEM 502(f)

                 ITEM NUMBER IN
           FORM S-3 AND TITLE OF ITEM                     LOCATION IN PROSPECTUS
           --------------------------                     ----------------------

Item 1.    Forepart of the Registration Statement and
           Outside Front Cover Page of Prospectus  ......................... 1,2

Item 2.    Inside Front and Outside Back Cover
           Pages of Prospectus ............................................ 5,25

Item 3.    Summary Information and Risk Factors .............................. 6

Item 4.    Use of Proceeds................................................... 19

Item 5.    Determination of Offering Price ...................... Not applicable

Item 6.    Dilution ............................................. Not applicable

Item 7.    Selling Security Holders  ........................................ 19

Item 8.    Plan of Distribution ............................................. 23

Item 9.    Description of Securities to Be Registered ........... Not applicable

Item 10    Interests of Named Experts and Counsel ........................... 24

Item 11.   Material Changes ..................................... Not applicable

Item 12    Incorporation of Certain Information by
           Reference ........................................................ 24

Item 13    Disclosure of Commission Position on
           Indemnification for Securities Act Liabilities ................... 25

Item 14    Other Expenses of Issuance and Distribution ...................... 26

Item 15    Indemnification of Directors and Officers ........................ 26

Item 16    Exhibits ......................................................... 27

Item 17    Undertakings...................................................... 28

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "COMMISSION"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549. The Commission also maintains a web site (http:/www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

            The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, together with the exhibits thereto, may be inspected without charge at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission, and may be viewed at or printed from the Commission's website.

            The Company will provide, without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such documents should be addressed to Ronald A. Burgmeier, Vice President of Finance, 4620 S. Valley View Boulevard, Suite A1, Las Vegas, Nevada 89103, telephone number (702) 798-9777.

                               PROSPECTUS SUMMARY

            THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS."


                      COMPANY ADDRESS AND TELEPHONE NUMBER

            The Company's principal office is located at 4444 West 76th Street, Suite 600, Edina, Minnesota 55435. Its telephone number is (612) 835-7080.


                                  THE OFFERING

Common Stock offered by the Company..........................  None

Common Stock offered by Selling Shareholders.................  2,289,109 shares*

Trading Symbols for Common Stock
Nasdaq SmallCap Market.......................................  SACM
Boston Stock Exchange........................................  SAC

*The amount to registered also includes an indeterminate number of additional shares of Common Stock that may be issuable upon conversion of the Convertible Debenture. See "Selling Shareholders".


                                      RISKS

            An investment in the shares of Common Stock offered hereby is highly speculative, involves a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. See "Risk Factors" for a discussion of risk factors that should be considered in connection with an investment in the shares of Common Stock offered hereby.

                                  RISK FACTORS

            THE SHARES OF COMMON STOCK OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND, ACCORDINGLY, THEY ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD BE AWARE OF THE FOLLOWING RISK FACTORS AND SHOULD REVIEW CAREFULLY THE FINANCIAL AND OTHER INFORMATION PROVIDED BY THE COMPANY.

            The information contained in this Registration Statement on Form S-3 and in other public statements by the Company and Company officers include or may contain certain forward-looking statements. When used in this Report or in such statements, the words "estimate," "project," "intends," "expects," "believes" and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Such factors are described in detail below under the caption "RISK FACTORS." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

         DEVELOPMENT STAGE COMPANY; LIMITED OPERATING HISTORY; OPERATING LOSSES. The Company is a development stage enterprise, formed in 1993, which has yet to generate any significant revenue and, since inception through December 31, 1998, has had accumulated losses of $9,496,871 and negative cashflow from operations of $8,066,545. As of December 31, 1998, the Company reported negative working capital of $1,075,778. In addition, the Company has never successfully marketed a product and its officers have limited experience in the operation and development of a business like the Company's. Until the Company is able to generate significant revenues from the sale of its technologies, the Company anticipates net losses will continue. There can be no assurance that the Company will ever be able to generate significant revenues or operate successfully.

         GOING CONCERN EXPLANATORY PARAGRAPH. The Company has historically met its working capital requirements through financing transactions involving the public or private placement of its debt or equity securities. Management does not expect the current working capital to support the Company's operations beyond the short-term. Accordingly, as of the date of this Prospectus, the Company is in need of immediate and substantial additional capital to fund operations beyond the short-term. The Company's independent auditors have included an explanatory paragraph in their opinion for the year ended December 31, 1998 as to the substantial doubt about the Company's ability to continue as a going concern. The Company's long-term viability and growth will depend upon the successful commercialization of its technologies by others and its ability to obtain immediate financing, among other matters, as to which there can be no assurances.

         LIMITED OWNERSHIP AND USE RIGHTS OF FINGERPRINT TECHNOLOGY. The success of the Company, among many other factors, will depend upon the success of the Company's technology which has been utilized to complete the development of its initial automated fingerprint identification products including SACMan(TM) (a developer toolkit), SACcat(TM) and SAC_Remote(TM). The Biometric Solution and Optic Technologies are owned by the Company and are subject to an exclusive worldwide license which has been granted by the Company to Jasper Consulting, Inc. ("Jasper") which permits Jasper to use and sell products incorporating these technologies in certain markets. The Fingerprint Identification Technology ("FIDS") is owned by Jasper subject to an exclusive worldwide license which has been granted to the Company which permits the Company to use and sell products incorporating the FIDS technology in all access control markets. The Company has developed and owns its Vector Segment Technology algorythm with print classification code and is presently utilizing this technology exclusively in place of the FIDS Technology. Given that the Company no longer utilizes the FIDS Technology, the Company is currently evaluating whether it can license and sell products incorporating the Vector Segment Technology in markets other than general access control and information security and is in discussions with Jasper regarding the scope of their continued relationship, if any. Accordingly, although the Company owns certain of its technologies, it is a licensee with respect to certain other technologies and in any event, at this time, the Company may not have the right to sell products incorporating its or other technologies or license its or other technologies outside of the access control markets.

         INTELLECTUAL PROPERTY PROTECTION. There are currently two patents pending relating to technologies utilized by the Company; one for both the Optic Technology and Biometric Solution which was filed by the Company, and one for FIDS Technology which was filed by Jasper. The Company has not yet filed a patent relating to its Vector Segment Technology. There can be no assurances given that any patents will ever be issued, or that, if issued, the Company would have the resources to protect any such issued patent from infringement.

Although the Company believes that its technology does not infringe upon patents held by others, no assurance can be given that such infringements do not exist.

         PRODUCT DEFECTS. In the event the Company develops new products or enhancements to existing products, when first released by the Company, such products may contain undetected design faults and software errors, or "bugs" that, despite testing of such products by the Company, are discovered only after a product has been installed and used by customers. There can be no assurance that faults or errors in the Company's existing products or in new products introduced by the Company will not be discovered in the future, causing delays in product introductions and shipments or requiring design modifications that could adversely affect the Company's competitive position and results of operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance or, if successful, will not adversely impact sales of the Company's existing products. On occasion, the Company has discovered minor design defects in its products that have caused delays in the introduction of products. To date, however, the Company has not experienced any significant problems in this regard and has not recalled products as a result of a product defect.

         LIMITED SALES AND MARKETING; LIMITED MARKET ACCEPTANCE. The Company has recently commenced marketing its products, including SACMan(TM) (a developer's toolkit), SACcat(TM) and SAC_Remote(TM), principally through licensing agreements with OEMs, distributors and system integrators whereby others are responsible for sales or development of applications which can then be sold to end users. The Company has yet to generate any significant sales of any of its products, the Company's employees have limited experience in marketing such products and no effective distribution channels have been developed. While the Company has plans for developing a significant marketing and sales effort, along with accessing various distribution channels, there is no significant internal sales force within the Company and there can be no assurance that the Company will be successful in attracting and retaining such necessary qualified marketing and sales expertise or have the financial resources to attract and retain such persons. The Company's future success will depend, among other factors, upon the extent to which customers in the new markets acquire, adopt, and continue to use the Company's products as well as the extent to which OEMs distributors and system integrators are able to effectively market products on behalf of the Company.

         In addition to the foregoing, biometric technology has only received a limited market acceptance particularly in the private sector. There can be no assurance that the Company's products or technologies will gain any meaningful acceptance in the commercial markets served by its OEMs, distributors and application developers or that any of the Company's current sales and marketing activities and strategies will prove effective. In summary, the Company competes in an undeveloped evolving market and is substantially dependent upon others to develop applications and to sell the Company's products.

         CHANGES IN TECHNOLOGY. The access control and information security markets are subject to rapid technological change and intense competition. There can be no assurance that the Company will be able to keep pace with this change. In this regard, the Company's competitors, most of which have substantially greater financial and marketing resources than the Company, may independently develop technologies similar or superior to those utilized by the Company which may result in the Company's technologies or products becoming less competitive or obsolete. Accordingly, if the Company is unable for technological or other reasons to develop products on a timely basis in response to technological changes, or if the Company's products or product enhancements do not achieve market acceptance, the Company's business would be materially and adversely affected.

         DEPENDENCE ON SUCCESS OF STRATEGIC ALLIANCES, OEMS AND SYSTEM INTEGRATORS. Commencing during the fourth quarter of 1997 the Company entered into various strategic alliances which are designed to allow the Company to integrate voice and facial recognition, encryption, desktop configuration, security and video conferencing capabilities for utilization with its technology. While the Company anticipates that integrated products would be more marketable and accepted in the marketplace, the Company does not believe that its inability to successfully integrate its technology with the technology of the Company's strategic partners would have a material adverse effect on the Company's ability to successfully market its products.

         The success in integrating these technologies and the integrated products and applications will not only depend on the Company's efforts and technologies but also the efforts and technologies of others. No assurance can be given that the companies providing these technologies will remain in business and continue to provide technological support to the Company, that these technologies will be incorporated in a manner acceptable to potential customers, that the integration will be timely implemented, that the cost of the end products will be acceptable to the marketplace, that the end products will be priced such that they will be profitable to the Company or that the Company will have the resources to complete these efforts. In addition, no assurance can be given that the technologies will effectively compete with new or existing technologies in all of these markets or that superior technologies will not be developed which would obsolete an integrated component or components of the Company's anticipated layered biometric solution. By integrating other companies' technologies into the Company's products, the Company may also expose itself to intellectual property infringement claims because the Company is not in control of all of the technology in its products. The actual timing of the integration of these technologies will be subject to a variety of factors including without limitation, technology and development issues as well as developing an effective marketing approach.

         The Company intends to enter into a definitive agreement with ImEdge Technologies, Inc. regarding its proprietary holographic optic technology. If the Company executes an agreement with ImEdge Technologies, Inc., the nature of the optic component of the Company's technology may change as the Company would attempt to integrate holographic technology into its technology and products. The Company anticipates that the integration of holographic technology would reduce the size and cost of production of its products. No assurance can be given that ImEdge will successfully complete development of its technology, the Company will execute an agreement with ImEdge Technologies, Inc. or that the Company will be able to successfully integrate ImEdge Technologies, Inc.'s holographic technology into the Company's technology and products, or that the Company will be able to reduce the size and cost of the product.

         The Company is also dependent upon its OEM licensees, distributors and system integrators who generate sales of products which incorporate the Company's technologies. The

Company is, therefore, dependent upon the efforts of others in order to develop any meaningful revenues for the Company in the near term and beyond. There can be no assurance that such licensees will have the financial, marketing or technical resources in order to successfully distribute its products to create market awareness of biometric technology or generate any meaningful revenues for the Company.

         IMMEDIATE NEED FOR ADDITIONAL FUNDS. The Company is in immediate need of substantial additional capital to fund the ongoing development and expansion of its business, including its research, development, marketing and sales efforts, and pursuit of strategic partnerships. The Company's current working capital will not be sufficient to fund the Company beyond the short-term. In addition, as of the date of this Report, the Company is not in compliance with the standards required to maintain its listing on the Nasdaq SmallCap Market due to, among other things, not meeting the $2,000,000 net tangible asset requirement. SEE "POSSIBLE DELISTING FROM THE NASDAQ SMALLCAP MARKET; ACCELERATION OF OUTSTANDING INDEBTEDNESS; POSSIBLE APPLICABILITY OF "PENNY STOCK RULES" AND IMPACT ON LIQUIDITY OF COMMON STOCK." Accordingly, the Company is currently evaluating and considering the viability of obtaining additional financing through the issuance of additional debt or equity securities on a negotiated private placement basis to institutional and accredited investors. As of the date hereof, although the Company has had initial discussions with potential investors, it has not reached any definitive agreement with any such investor regarding the specific terms of an investment in the Company. There can be no assurance that any such financing will be available, if at all, on terms acceptable to the Company. To the extent such financing results in the issuance of additional equity securities, the Company's existing stockholders will be subject to additional dilution which may be substantial.


         POSSIBLE DELISTING FROM THE NASDAQ SMALLCAP MARKET; ACCELERATION OF OUTSTANDING INDEBTEDNESS; POSSIBLE APPLICABILITY OF "PENNY STOCK RULES" AND IMPACT ON LIQUIDITY OF COMMON STOCK. The Company's Common Stock is currently listed for trading on the Nasdaq SmallCap Market and the Boston Stock Exchange. There can be no assurance that such listings will be maintained. As described in the Company's filings with the Securities and Exchange Commission and press releases, the Company is not currently in compliance with the minimum maintenance standards in order to maintain its listing on the Nasdaq SmallCap Market. Specifically, the Company does not currently have (i) net tangible assets in excess of $2,000,000; (ii) market capitalization in excess of $35,000,000; or (iii) earnings from continuing operations of at least $500,000. The Company has received notice from Nasdaq of its intent to delist the Company's shares. The Company appeared at an oral hearing before Nasdaq on April 15, 1999 objecting to the proposed delisting. At the hearing, the Company sought a sixty (60) day exemption from the minimum maintenance requirements in order to achieve compliance. It presented its plan to achieve compliance which consisted of raising additional capital through the issuance of equity securities to individual accredited and institutional investors on a privately negotiated basis and to negotiate with the holder of the Company's outstanding convertible debenture regarding the conversion of such debenture into preferred stock. In this regard, the Company has scheduled a special stockholders meeting for May 7, 1999 to obtain stockholder approval to amend the Company's Articles of Incorporation to authorize the issuance of preferred stock. The debenture holder has indicated a willingness to consider converting the debenture into preferred stock. If Nasdaq does not accept the Company's plan to achieve compliance, its shares will likely be delisted from the Nasdaq SmallCap Market. As of the date of this Prospectus, the Company has not been notified by Nasdaq of its ruling on this matter, has not entered into a definitive agreement with any investor with respect to specific terms of an equity investment in the Company and is not in compliance with the minimum maintenance standards. There can be no assurance that the Company will be able to meet the applicable maintenance standards, or that meeting such standards will insure the Company's continued listing on the Nasdaq SmallCap Market.

         In the event of a delisting of the Company's Common Stock, the Company would be in default under the terms of an outstanding Convertible Debenture resulting in the acceleration of the Company's obligation to repay the entire principal amount ($2,500,000) and all accrued interest due thereunder and an increase of the applicable interest rate from 5% to 9%. As of the date of this Report, the Company does not have the financial resources to repay such amount.

         In addition, the public trading market for the Common Stock would be adversely affected and the Common Stock will likely be quoted on the OTC Bulletin Board which provides for limited liquidity. In addition, in the event the Company's Common Stock continues to trade below $5.00, it will be subject to SEC Rules and Regulations which impose limitations upon the manner in which certain low priced securities (referred to as a "penny stock") are publicly traded. Under these regulations, a penny stock is defined as any equity security having a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the Nasdaq National Market or SmallCap Market and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Under these regulations, certain broker/dealers who recommend such securities to persons other than established customers and certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.


         In addition to the foregoing, during the fourth quarter of 1998 Nasdaq requested supplemental information from the Company regarding certain of the related party transactions disclosed in the Company's annual and quarterly reports filed with the SEC. Specifically, Nasdaq requested the production of certain material contracts and board resolutions approving such contracts. During December 1998 and January 1999, the Company fully responded to each of these inquiries. Since that time, the Company has not received any additional requests from Nasdaq. Although the Company has fully responded to these inquiries, as of the date of this Prospectus, it has received no indication that Nasdaq is satisfied with the Company's responses or that additional inquiries will not be made in the future. The Company has not been advised by Nasdaq that these inquiries are likely to lead to a notification of delisting, however, there can be no assurance that Nasdaq will not seek to delist the Company's shares from the Nasdaq SmallCap Market in the event they are not satisfied with the Company's responses.


         POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE DEBENTURE; REGISTRATION RIGHTS. As of December 31, 1998, there were 1,612,050 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and warrants. Additional shares of the Company's Common Stock are reserved for issuance upon the exercise of options available for future grant under the Company's 1996 Stock Option Plan. The Company has filed a registration statement of which this Prospectus forms a part to register the public resale of 18,000 shares of the Company's Common Stock underlying vested options, 520,502 shares of the Company's Common Stock underlying warrants and approximately 1,750,607 or more shares issuable upon conversion of an outstanding convertible debenture. Upon exercise of the stock options or warrants or upon conversion of the convertible debenture, a significant number of shares of Common Stock would be eligible for sale into the public marketplace. The issuance of the freely tradeable shares underlying the stock options, warrants and convertible debentures would have a dilutive effect on the Company's shareholders and may have a negative impact on the trading price of the Company's Common Stock.

         COMPETITION. The Company is engaged in a rapidly evolving field. The markets for the Company's products and technologies are developing and are characterized by intense competition. In addition to existing commonplace methods of restricting access to facilities and information, such as pass cards, PIN numbers, password access and locks and keys, there are numerous companies involved in the development, manufacture, and marketing of fingerprint biometric products to government, law enforcement, prison, and consumer markets. Competition from other companies is intense and expected to increase. Most of the Company's competitors have substantially greater financial resources, research and development staffs, sales and marketing staffs, and facilities than does the Company. In addition, the integration of the Company's products with those of its strategic partners will likely subject the integrated products to competition with a variety of other competitors in varying industries. Many of these competitors have substantially greater resources and experience in marketing biometric products. Other recently developed technologies are, or may in the future be, the basis of competitive products. There can be no assurance that the Company's competitors will not develop technologies and products that are more effective than those being developed by the Company or that would render the Company's technology and products obsolete or noncompetitive.

         DEPENDENCE UPON NEW AND UNCERTAIN MARKETS; UNCERTAINTY OF MARKET ACCEPTANCE. Substantially all of the Company's revenues to date have been and for the foreseeable future are anticipated to be, derived from biometric products and technologies. Biometric products and technologies represent a new approach to determining a person's identity which have only been used in limited applications and have not gained widespread commercial acceptance. The expansion of the market for the Company's technologies and products depends on a number of factors including the cost and reliability of the Company's products and technologies and the products and technologies of its competitors, customer perception of the perceived benefits of these products, public perception of the intrusiveness of these products, public confidence as to the confidentiality of private information and customer satisfaction with the Company's products and technologies and publicity regarding same. Public objections have been raised regarding the use of biometric products and technology on privacy grounds. The Company's future success is substantially dependent upon the development and expansion of markets for biometric products. Even assuming these markets develop, there can be no assurance that the Company's products and technologies will be competitive or gain any meaningful market acceptance. Accordingly, if the markets for the Company's products or technologies fail to develop or develop more slowly than anticipated, or if such products fail to gain any meaningful market acceptance, the Company's business, financial condition and results of operations would be materially and adversely affected.

         PRODUCT LIABILITY; INSURANCE. The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products are alleged to have resulted in injuries or losses related to their manufacture and use. Although the Company seeks to employ provisions limiting liability in contractual relationships with customers, there can be no assurance that the Company will be able to effectively avoid significant liability exposure. The Company does not own any product liability insurance. The Company may attempt to obtain insurance to minimize the impact of any potential product liability; however, there can be no assurance that the Company will be able to obtain such insurance on acceptable terms, or at all. Consequently, a product liability claim or recall or other claims with respect to any uninsured liabilities could have a material adverse effect on the business or financial condition of the Company.

         ABSENCE OF DIVIDENDS. The Company has never declared or paid a cash dividend on its common stock. The Company intends to retain earnings, if any, for use in the operation and expansion of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

         DEPENDENCE ON KEY PERSONNEL. The Company's operations are materially dependent upon the services of Barry M. Wendt, the Chief Executive Officer of the Company and the co-inventor of SACMan(TM) and its underlying components. The loss of the services of Mr. Wendt would materially and adversely affect the Company's business. The Company has an agreement with Mr. Wendt prohibiting competition with the Company for a period of three years if the Company terminates Mr. Wendt's employment for "cause" (as defined in the agreements), and a period of two years if he voluntarily terminates employment. There can be no assurance that the Company will retain Mr. Wendt, or that it will successfully attract and retain additional or replacement personnel with the requisite experience and capabilities to enable the Company to profitably and effectively evaluate, develop, and market the Company's product line. The Company holds key man insurance policies in the amount of $250,000 on Barry M. Wendt. No assurance can be given that the amount of the key man insurance policy is adequate.

         MANAGEMENT OF EXPECTED GROWTH. The Company hopes to significantly expand its business. Such anticipated expansion will likely place further demands on the Company's existing management and operations. The Company's future growth and profitability will depend, in part, on management's ability to successfully manage a growing sales force and implement management and operating systems which react efficiently and timely to short and long-term trends or changes in its business. There can be no assurance that the Company will be able to effectively manage the anticipated expansion of its business.


         CONTROL BY EXISTING MANAGEMENT. The Company's directors and officers own approximately 39% the Company's outstanding capital stock. Accordingly, they are currently and for the foreseeable future will be able to control the Company's business and affairs, including electing directors, appointing officers and determining officers' compensation.


         VOLATILITY OF STOCK PRICE. The trading price of the Common Stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations in response to quarter to quarter variations in the Company's operating results, announcements of innovations or new products by the Company or its competitors, general conditions in the biometric and access control industries, and other events or factors. Although approximately fourteen (14) registered broker dealers currently make a market in the Company's common stock, no assurance can be given that any or all of these firms will continue to serve as market makers or have the financial capability to stabilize or support the Company's common stock. If any or all of these firms do not have such financial capability, the Company's common stock would likely decrease, possibly dramatically. The Company is currently subject to delisting from the Nasdaq SmallCap Market. In the event of such delisting, the Company's common stock would likely be traded on the less liquid OTC Electronic Bulletin Board and if it continues to trade below $5.00, be considered a "penny stock" subjecting the Company's common stock to substantial additional regulations relating to the trading of such shares. See "POSSIBLE DELISTING FROM THE NASDAQ SMALLCAP MARKET; ACCELERATION OF OUTSTANDING INDEBTEDNESS; POSSIBLE APPLICABILITY OF PENNY STOCK RULES AND IMPACT ON LIQUIDITY OF COMMON STOCK" above. In addition, in recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future trading price of the Common Stock.


         MANUFACTURE OF PRODUCTS. The Company intends to have other companies manufacture its products in the future rather than producing its own products. The Company has not entered into any agreement to have another company manufacture the Company's products. The Company is also exploring having its products manufactured by overseas manufacturers in order to attempt to lower production costs. Possible overseas manufacturing, if attempted, could lead to risks associated therewith, including, without limitation, foreign currency and economic fluctuations and import/export related restrictions, minimum quantities, increased lead times and decrease in working capital. Historically, given the limited volume of production, the production cost of the Company's products has exceeded its sales price. Although the Company anticipates volume to increase, in the event that volume does not increase or the Company does not reduce the manufacturing cost of its products, there can be no assurance that it will be able to generate a gross margin on the sales of its products. This would have a material adverse effect on the Company's financial condition and results of operation. No assurance can be given that the Company will be able to enter into a manufacturing agreement on terms favorable to the Company, or that having another company manufacture the Company's products would reduce the Company's cost of manufacturing. In addition, no assurance can be given that the company manufacturing the Company's products will do so in a timely manner or in a manner consistent with quality standards of the Company and its customers.


         LIMITATIONS OF LIABILITY. The Company's Articles of Incorporation provide, as permitted by Minnesota law, that a director of the Company shall not be personally liable to its shareholders for monetary damages for breach of his or her fiduciary duty of care as a director, with certain exceptions. In addition, the Company's bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law.

         MINNESOTA ANTI-TAKEOVER LAW. The Company is governed by the provisions of Section 302A.673 of the Minnesota Business Corporation Act ("MBCA"). In general, the law prohibits a public Minnesota corporation from engaging in a "business combination" (with an "interested shareholder") for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business Combination" includes mergers, share exchanges, asset sales, plan or proposal of liquidation or dissolution, recapitalization, issuance and transfers of shares in excess of 5% or more of the Company's shares. "Interested Shareholder" means any person who owns directly or indirectly 10% or more of a public corporation's outstanding voting stock or an affiliate or associate of a public corporation which owns, or within four years did own, 10% or more of the public corporation's outstanding voting stock. These provisions regarding certain business combinations under the MBCA could have the effect of delaying, deferring, or preventing a change in control of the Company or the removal of existing management. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

         YEAR 2000. The Company is currently working to minimize the potential impact of the Year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year, which could result in miscalculation or system failures. The Company has tested each of its products and believes that all are Year 2000 compliant. The Company is currently evaluating all software used by the Company for internal operations and expects to complete this process by mid 1999. To date, no material problems have been identified. Any such software that management determines not to be Year 2000 compliant, will be exchanged for Year 2000 compliant software as soon as practicable after such determination. The costs of addressing potential problems have not, and are not expected to have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods. The Company is, however, at risk that its customers, strategic partners or vendors are unable to resolve any Year 2000 processing issues in a timely manner. If such entities are required to expend funds to remedy such problems, it could delay the integration of the Company's technology into the technologies of such entities, or reduce or eliminate potential sales of products incorporating the Company's technology. This could result in a material adverse affect on the Company's financial condition and results of operation. In this regard, the Company has contacted its customers, strategic partners and suppliers to identify any Year 2000 problems which might impact the Company. The Company has only received responses from three of five of its strategic partners, which stated that they believe that their products are Year 2000 compliant. The Company has yet to develop a comprehensive contingency plan to address the situations that may result if it or any of its strategic partners OEM's or distributors are unable to achieve Year 2000 compliance.

                                   THE COMPANY


            General. Incorporated in 1993 under the laws of the State of Minnesota, the Company develops and markets fingerprint identification technology for use in general commercial markets. These products utilize biometric technology- the science of analyzing specific human characteristics which are unique to each individual in order to identify a specific person from a broader population. Examples of the unique biological characteristics that can be used to identify an individual include fingerprints, iris patterns of the eye, hand geometry and voice and facial structure. Fingerprint analysis is an accurate and reliable method to distinguish one individual from another and is viewed as less intrusive than other biometric identification methods. As a result, fingerprint analysis has gained the most widespread use for biometric identification. Biometric technology represents a novel approach to identity verification which has only been used in limited applications and has not gained widespread acceptance in any commercial or consumer markets.

         The Company's technology scans a person's fingerprint and identifies a person within three seconds without the use of a pass, key card, personal identification (PIN) number, or other identifying data. The Company's goal is to develop automated fingerprint identification products which are portable, easily integrated with existing applications and affordable for mass commercialization for use by OEMs, distributors and to a lesser degree, system integrators in the computer network, general access control and other markets.

            Technology. The Company's initial product offerings incorporated FIDS Technology, a biometric technology developed by the Company for Jasper Consulting, Inc. ("Jasper"), with other technologies developed by the Company, along with the integration of technology developed by recently identified strategic partners. The Company has a world-wide license agreement with Jasper for use of the FIDS Technology in all access control markets. Jasper has the right to exploit FIDS technology in all other markets including specifically financial services, law enforcement, national identification systems and personal identification systems for government and some medical patient identification applications.

            Since the initial development of the FIDS Technology, the Company has continued to develop and aquire improved technology and currently employs its own proprietary fingerprint identification technology in its product offerings. Since the Company is no longer dependent upon the FIDS Technology, it is currently evaluating whether it has the right to market and sell its finger print identification products and license its technology in any market without obligation to pay royalties to Jasper. During the past year the Company has also been in discussions with Jasper regarding the scope of the licensing agreement and their continuing relationship, if any. As of the date hereof, no definitive conclusions or agreements have been made and therefore, no assurance can be given that additional markets will open up to the Company or that future royalty payments would not be due to Jasper.

            The Company's underlying technology consists of (i) the Optic Technology, which captures the image of a fingerprint; (ii) hardware and software which translates and standardizes the image of the fingerprint for computer analysis ("Biometric Solution"); and (iii) Vector Segment Technology which creates a mathematical representation (Bio-Key(TM)) based on the particular characteristic of the fingerprint; and (iv) SAC_App, an application generator and database management development package which facilitates integration of the Company's products for vertical market applications. Utilizing these technologies, the Company has continued the development of its initial automated fingerprint identification products. Its products, SACMan(TM) (a developer toolkit), SACcat(TM), and SAC_Remote(TM) are principally targeted to control access to information resources and facilities, such that only individuals comprising an approved fingerprint database are allowed access.

            Products. The Company's current plan is to develop and market products which address industry-specific security applications focusing on two principal markets; computer network security and general access control. The Company has developed some limited manufacturing and product assembly capability and is contracting for outside manufacturing and assembly of its products, as needed. Although the Company has completed the development of a product line, it has only generated minimal sales of its products and biometric technology has not gained any meaningful commercial acceptance.

            The Company's SACMan is a developer toolkit (DTK) for a biometrics database application generator. The DTK includes all required hardware and software components to evaluate the integration of the Company's biometric technology into an original equipment manufacture ("OEM") or system integrator application.

            The Company's SACcat product is a biometrics information access control solution that provides for workstation log-on, screen saver, and security at one single location or across several networked workstations. SACcat creates a computer model code (Bio-Key (TM)) of a fingerprint to identify a live scan of a fingerprint without the use of a key, password card or token. The SACcat product is intended for the information security marketplace and currently supports a Windows N/T environment, Windows 95/98 and a Novel environment. The SACcat product also runs on a unix environment for identification purposes.

            The Company's SAC_Remote(TM) product is a personal computer ("PC") programmable fingerprint identification product in a stand-alone package with a local compact with central processing unit and is intended to provide OEMs and systems integrators a biometric identification access control solution. SAC_Remote(TM) can be integrated into a wide range of other OEM product applications such as: point of sale, visitor control, facility access, and ATM/credit card transactions. The Company is working on a new version of the SAC_Remote(TM) to provide for more utility, at a lower cost and smaller size.

            As currently produced, the Company's products use a camera to take a visual image of an approximately one-half inch by one-half inch area of a fingerprint. The image is produced at an effective resolution of approximately 1,000 dots per inch (DPI). The products then make several passes on the image to optimize and clarify it. Subsequently the products identify distinguishing characteristics of a fingerprint. These distinguishing characteristics are mapped by the Company's technology such that the product can verify whether the characteristics match those of a previously mapped fingerprint. The Company intends to enter into a definitive agreement with ImEdge Technologies, Inc. If the Company executes an agreement with ImEdge Technologies, Inc., the nature of the optic component of the Company's technology may change as the Company would attempt to integrate holographic technology into its technology and products. The Company anticipates that the integration of holographic technology would reduce the size and cost of production of its products. No assurance can be given that the Company will execute an agreement with ImEdge Technologies, Inc. or that the Company will be able to successfully integrate ImEdge Technologies, Inc.'s holographic technology into the Company's technology and products.

            Each SACMan product scans and analyzes a fingerprint in approximately three seconds and generates an identification code which can be used to identify the owner of the print from an online database located on an attached personal computer. The SACMan can verify the identity of a computer user desiring access and can be used to allow or disallow the user from accessing a computer, computer network, or specific application. The Company currently plans to make this product available in desk-top and wall-mount enclosures created for cost-effective uses in existing mass marketplaces.

            The Company believes that its products will have a broad range of possible applications relating to high technology security solutions. The potential applications for secure access control include the following:

      i. General access control - Every doorway presently utilizing any form of controlled access represents a possible sale opportunity for the Company. Secure access control was estimated by S.P. Freeman & Company) to be a $2.2 billion market in the United States during 1998.

      ii Information resource and network access control - Every existing computer network and stand-alone computer system represents an opportunity for use of the Company's technology.

            During the past year, the Company has entered into strategic alliance agreements with various biometric and security control companies including Miros, Inc., Keyware Technologies, Certicom Corporation, Pinnacle Technology, Inc., and Baraka IntraCom, Inc. The Company intends to enter into a definitive agreement with ImEdge Technology, Inc. The Company's goal is to integrate the technologies of its strategic partners into the Company's technology and products. No assurance can be given that the companies providing these technologies will remain in business and continue to provide technical support to the Company, that these technologies will be incorporated in a manner acceptable to potential customers, that the integration will be timely implemented, that the cost of the end products will be acceptable to the marketplace, that the end products will be priced such that they will be profitable to the Company or that Company will have the resources to complete these efforts. In addition, no assurance can be given that the technologies will effectively compete with new or existing technologies in all of these markets or that superior technologies will not be developed which would obsolete an integrated component or components of the Company's anticipated layered biometric solution.


                                 USE OF PROCEEDS

            The Company will receive no proceeds from the sale of the Common Stock offered hereby. The Company will receive at most an aggregate of approximately $1,773,177 upon the exercise of all of the warrants and stock options by Selling Shareholders.


                              SELLING SHAREHOLDERS

            The following table sets forth certain information with respect to each Selling Shareholder for whom the Company is registering Shares of Common Stock (underlying warrants, stock options and convertible debentures issued to the Selling Shareholders) for resale to the public. The securities covered by this Prospectus consist of (i) 83,278 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Tuschner & Company, Inc. as partial compensation for acting as the Company's agent in the Company's 1996 Private Placement; (ii) 87,224 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Tuschner & Company, Inc. as partial compensation for serving as the Company's underwriter in the Company's initial public offering; (iii) 200,000 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Tuschner & Company, Inc. in exchange for Tuschner & Company, Inc.'s agreement to waive its right of first refusal to sell the securities of the Company; (iv) 18,000 shares of the Company's Common Stock issuable upon exercise of a nonqualified stock option issued to Miros, Inc. in conjunction with the Company's strategic alliance agreement with Miros, Inc.; (v) 1,750,607 shares of the Company's Common Stock, subject to adjustment, issuable to the Shaar Fund upon conversion of a currently outstanding 5% Convertible Debenture of the Company (the "Convertible Debenture") or in payment of any interest on the Convertible Debenture that the Company may pay in shares of its stock; (vi) 100,000 shares of the Company's Common Stock issuable upon exercise of a warrant issued to the Shaar Fund in conjunction with the Convertible Debenture; (vii) 50,000 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Corporate Capital Management in conjunction with the Company's transaction with the Shaar Fund. The warrants listed in (i) and (ii) above were assigned to a number of individuals in March and July of 1998.

            The Company issued warrants to Selling Shareholders to purchase 520,502 shares of the Company's Common Stock at exercise prices ranging from $3.00 to $7.50 per share. The Company issued options to Miros, Inc. to purchase 48,000 shares of the Company's Common Stock at an exercise price of $6.42 per share; 18,000 of such shares are being registered hereunder. The Company issued the Shaar Fund a 5% Convertible Debenture in the amount of $2,500,000 due on June 30, 2001. The conversion price is the lesser of $7.15 per share or the market price of the Company's Common Stock multiplied by a discount ranging between 85% and 78% of the market price of the Company's Common Stock during the period of conversion. The amount of the discount depends upon when the Convertible Debenture is converted into the Company's Common Stock. As of the date of this Prospectus, the applicable discount is 78%. The Convertible Debenture may be converted anytime during the period October 29, 1998 to June 30, 2001. Based on the five day average closing bid prices of the Company's Common Stock as reported on the Nasdaq SmallCap Market for the period ended April 6, 1999 and the applicable discount factor of 78%, the Convertible Debenture and accrued interest thereon would convert into a maximum of 1,750,607 shares of the Company's Common Stock. This amount is subject to increase of an indeterminate number of additional shares based upon the market price of the Company's Common Stock at the time of conversion. However, under the terms of the Convertible Debenture, the holder thereof is precluded from converting the debenture to the extent that the issuance of Common Stock upon such conversion would result in such holder being the beneficial owner of 5% or more of the Company's outstanding shares.

            Except as indicated, no material relationships exist between any of the Selling Shareholders and the Company nor have any such material relationships existed within the past three years, except as set forth below.

            The sale of the Selling Shareholders' Common Stock may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholders) on the Nasdaq SmallCap Market, Boston Stock Exchange or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. See "Plan of Distribution".


       Names of              Amount Before                            Amount         Percentage After
  Security Holders             Offering        Amount Offered     After Offering         Offering
  ----------------             --------        --------------     --------------         --------
                                                     (1)                (2)                 (2)
The Shaar Fund(3)            1,855,607(3)         1,850,607            5,000                 *

Corporate Capital               50,000(4)            50,000                0                 *
Management L.L.C.(4)

Miros, Inc.(5)                  48,000(5)            18,000           30,000                 *

John Anderson                      921(6)               921                0                 *

Francis Dahlberg(7)              2,819(6)             2,819                0                 *

Rick Geislinger                  4,385(6)             2,885            1,500                 *

Joseph A. Geraci II              2,753(6)             2,753                0                 *

Don M. Hedlund                   1,120(6)             1,120                0                 *

Kerry Hiben(5)                   1,566(6)             1,566                0                 *

Sam Johnson                      2,844(6)             2,844                0                 *

W. Larry Keene                   1,310(6)             1,310                0                 *

Darrel Kluge(8)                 38,743(6)            38,743                0                 *

Eric J. Overvig(8)              14,793(6)             8,293            6,500                 *

John E. Penshorn                   979(6)               979                0                 *

Dennis B. Reiter(7)                719(6)               719                0                 *

Patrick Schrantz                   162(6)               162                0                 *

Estate of Jerome H.              9,915(6)             9,915                0                 *
Shapiro(8)

V. Chad Smolik                   1,155(6)             1,155                0                 *

Tuschner &                     289,575(6)(9)        289,575               (9)               (9)
Company, Inc.(7)

John Tuschner(7)                   921(6)               921                0                 *

Ron Webster                      1,662(6)             1,662                0                 *

Jerry Wolinski                   2,160(6)             2,160                0                 *

TOTAL....................    2,332,109            2,289,109           43,000                 *

--------------------------

*    Less than one percent.

(1) Includes shares of Common Stock issuable upon exercise of warrants and options and conversion of convertible debentures all of which are exercisable or convertible within 90 days from the date hereof.
(2) Assumes that the Selling Shareholders will dispose of all shares owned or issuable of them that are being registered for sale by this Prospectus.
(3) The Company issued the Shaar Fund a 5% Convertible Debenture in the amount of $2,500,000 due on June 30, 2001. The conversion price is the lesser of $7.15 per share or the market price of the Company's Common Stock multiplied by a discount ranging between 85% and 78% of the market price of the Company's Common Stock on during the period of conversion. The amount of the discount depends upon when the Convertible Debenture is converted into the Company's Common Stock. As of the date of this Prospectus, the applicable discount is 78%. Accordingly, the number of shares issuable to the Shaar Fund and being registered for resale hereunder, is subject to increase in an indeterminate ammount based on the market price of the Company's Common Stock at the time of conversion. The Convertible Debenture may be converted anytime during the period October 29, 1998 to June 30, 2001. The Company may also issue the Shaar Fund an additional 5% Convertible Debenture in the amount of $1,000,000 if the Company satisfies certain conditions. As of the date of this Prospectus, none of the conditions have been satisfied. The Company also issued the Shaar Fund a warrant to purchase 100,000 shares of the Company's Common Stock at an exercise price of $6.725 per share.
(4) Corporate Capital Management acted as an agent for the transaction with the Shaar Fund. As compensation for serving as its agent, the Company issued Corporate Capital Management a warrant to purchase 50,000 shares of the Company's Common Stock. The warrant has an exercise price of $6.725 per share.
(5) The Company entered into a Strategic Alliance, Bundling & Authorization to Replace Agreement for the Integration of SAC Technologies Fingerprint Technology and Miros Trueface Software Products with Miros, Inc. on February 13, 1998. As part of that agreement, the Company granted Miros, Inc. a nonqualified stock option to purchase 48,000 shares of Common Stock with an exercise price $6.42 per share. Eighteen thousand (18,000) shares underlying the nonqualified stock option are currently vested.
(6) Tuschner & Company, Inc. was issued a warrant to purchase 83,278 shares of the Company's Common Stock at an exercise price of $3.00 per share as partial compensation for acting as the Company's agent in the Company's 1996 Private Placement. Tuschner & Company, Inc. was also issued a warrant to purchase 88,938 shares of the Company's Common Stock at an exercise price of $3.60 per share as partial compensation for serving as the Company's underwriter in the Company's initial public offering. During March and July 1998, Tuschner & Company, Inc. assigned warrants to purchase 82,641 shares of the Company's Common Stock to some of the other Selling Shareholders. The Company also issued Tuschner & Company, Inc. a warrant to purchase 200,000 shares of the Company's Common Stock at an exercise price of $7.50 per share in exchange for Tuschner & Company, Inc.'s agreement to waive its right of first refusal to sell the securities of the Company.
(7) Tuschner & Company, Inc. served as the selling agent for the Company in its 1996 Private Placement and underwriter for the Company in its initial public offering effective February 14, 1997. Francis Dahlberg, Dennis B. Reiter and John Tuschner are all officers or owners of Tuschner & Company, Inc.
(8)         Kerry Hiben, Darrel Kluge, Eric J. Overvig and the Estate of Jerome
            H. Shapiro are all officers, directors or owners of Aultimate Technology Marketing, Inc. ("ATM") which entered into a Purchase, Supply and Distributor Agreement with the Company on March 13, 1998. As part of that agreement, the Company granted to ATM a nonqualified stock option to purchase 100,000 shares of Common Stock with an exercise price of $8.46 per share.

(9) Tuschner & Company, Inc. is a primary market maker in the Company's Common Stock. In its role as market maker, Tuschner & Company, Inc. holds a different number of shares of the Company's Common Stock at different times.

            Selling Shareholders may effect such transactions by selling their Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase Common Stock as principals and thereafter sell the Common Stock from time to time in the over-the-counter market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

            The Selling Shareholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them any profit on the resale of the Common Stock might be deemed to be underwriting discounts and commissions under the Securities Act.


                              PLAN OF DISTRIBUTION

            The shares offered by the Selling Shareholders may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest of the Selling Shareholders, at their sole discretion. Such sales may be made in the Nasdaq SmallCap Market, Boston Stock Exchange or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock offered by the Selling Shareholders are not being underwritten except as described below. The Company will not receive any proceeds from the sale of any Common Stock by the Selling Shareholders.

            In general, the shares may be sold by one or more of the following means: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange (if the securities are then listed on an exchange); and (d) ordinary brokerage transactions and transaction in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

            The financial statements contained in the Company's Annual Report on Form 10-KSB for year ended December 31, 1998 and incorporated by reference into this Prospectus have been audited by Divine, Scherzer & Brody, Ltd., independent certified public accountants, to the extent and for the periods set forth in their report thereon. These financial statements are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Doherty, Rumble & Butler Professional Association, Minneapolis, Minnesota. Neither Divine, Scherzer & Brody, Ltd. nor Doherty, Rumble & Butler Professional Association has or will receive a direct or indirect interest in the Company.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

            The following documents previously filed with the Commission by SAC Technologies, Inc. (the "Company") are incorporated herein by reference:


            (a) The Company's Annual Report on Form 10-KSB/A-1 for the fiscal year ended December 31, 1998.


            (b) The description of the Company's securities contained in the Company's Registration Statement under Section 12 of the Exchange Act, and any and all amendments and reports filed for the purpose of updating such description.

            All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereby offered shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

            The Minnesota Business Corporation Act provides that Officers and Directors of the Company have the right to indemnification by the Company for liability arising out of certain actions. Such indemnification may be available for liabilities arising in connection with the offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, pursuant to such indemnification provisions, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

            The Company has adopted, in its Articles of Incorporation, a provision which limits personal liability for breach of the fiduciary duty of its Directors, to the extent provided by Section 302A of the Minnesota Business Corporation Act. Such provision eliminates the personal liability of directors, for damages occasioned by breach of fiduciary duty, except based on the director's duty of loyalty to the Company, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The expenses of the offering, which are to be borne by the Company, are estimated as follows:

            Securities and Exchange Commission registration fee     $    2,360
            NASD registration fee                                        7,500
            Legal services                                              30,000
            Accounting services                                          7,500
            Blue Sky fees and expenses                                       0
            Transfer Agent Fees                                              0
            Printing                                                     1,500
            Miscellaneous                                                    0

                        Total                                          $48,860

            All of the above expenses except the registration fee are estimated.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the "Act"). Article XI of the Company's Articles of Incorporation contains substantially similar provisions. The general effect of such provisions is to relieve the directors and officers of the Company from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith.

            As permitted under Minnesota Statutes, the Articles of Incorporation of the Company provide that directors shall have no personal liability to the Company or to its shareholders for monetary damages arising from breach of the director's duty of care in the affairs of the Company. Minnesota Statutes do not permit elimination of liability for breach of a director's duty of loyalty to the Company or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith, and acts resulting in an improper personal benefit to the director.

EXHIBITS
EXHIBIT NO.        DESCRIPTION
-----------        -----------
3.1*               Amended and Restated Articles of Incorporation of Small
                   Business Issuer

4.1*               Specimen of Common Stock Certificate


5.1**              Opinion re: legality


24.1               Consent of Independent Certified Public Accountants

24.2**             Consent of Legal Counsel (included in Exhibit 5.1)


25.1** Power of Attorney (included in the signature page to the Registration Statement)


*Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, filed February 14, 1997 (File No. 333-16451).

**Previously filed as an exhibit to the Company's Registration Statement on Form S-3 filed August 14, 1998 (File No. 333-61523).

                                  UNDERTAKINGS

         (a)      Rule 415 Offering.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

            In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on May 3, 1999.


                                         SAC TECHNOLOGIES, INC.
                                              REGISTRANT


                                         By  /s/ Barry M. Wendt
                                            ------------------------------------
                                                Name: Barry M. Wendt
                                                Title: Chief Executive Officer


                                         By  /s/ Gary E. Wendt
                                            ------------------------------------
                                                Name: Gary E. Wendt
                                                Title: Chief Financial Officer


                                POWER OF ATTORNEY

            KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Barry M. Wendt and Gary E. Wendt, each or either of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

            In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 8, 1999, by the following persons in the capacities indicated:


            Name                                Title
            ----                                -----


            *                       Chairman of the Board, Chief
-------------------------           Executive Officer, Director (PRINCIPAL
Barry M. Wendt                      EXECUTIVE OFFICER)


            *                       Chief Financial Officer and Director
-------------------------           (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)
Gary E. Wendt



            *                       Director
-------------------------
Benedict A. Wittig



*By  /s/ Barry M. Wendt
    ------------------------------------
     Barry M. Wendt, as Attorney-in-Fact